Exhibit 99.1

Tri-Tech Holding Appoints Joint Chief Executive Officer

BEIJING,, March 13, 2012 /PRNewswire-Asia-FirstCall/ -- Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced the appointment of Mr. Gavin Cheng as Joint Chief Executive Officer.

Mr. Gavin Cheng, 49, has served as the Co-President of Tri-Tech since 2010. Mr. Cheng founded Beijing Satellite Science & Technology Co. ("BSST") in 1994 and served as its president until Tri-Tech acquired BSST in 2010. Mr. Cheng worked in research and development and project management at Beijing Test & Control Technology Institute of the Aeronautics Ministry from 1987 to 1993. Mr. Cheng graduated from Nanjing University of Aeronautics and Astronautics in 1987 with bachelor and master degrees. In 2001, Mr. Cheng received his EMBA degree from Peking University.

Joint CEO and Chairman of Tri-Tech's Board of Directors, Mr. Warren Zhao, welcomed Mr. Cheng to his new position, "On behalf of the Board of Directors, we are pleased that our company will benefit from Gavin's energy, devotion and vision as he serves in this new capacity of Joint CEO. His experience and leadership have been on display over the last two years as our co-president during a period of rapid development. We are excited to have Gavin even more deeply involved in the decisions affecting the future direction of our company."

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for municipalities and private sectors in China and international markets. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the Chinese government in managing its water resources. The company is also moving into the industrial pollution control market. Tri-Tech owns 27 software copyrights and six technological patents, and employs 300 people. Please visit http://www.tri-tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the plans, objectives, goals, strategies, future events such as project payments, results of marketing efforts or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tri-Tech Holding Inc.

www.tri-tech.cn

IR Department

+86 10 57323666

ir@tri-tech.cn